EXHIBIT 21.1

SUBSIDIARIES OF AST SPACEMOBILE, INC.

Entity Name	Jurisdiction of Formation
AST & Science, LLC	Delaware

AST SpaceMobile Services, LLC (f/k/a AST Services, LLC)	Florida
AST SpaceMobile USA LLC (f/k/a AST & Defense, LLC)	Delaware
AST & Science Texas LLC	Texas
AST & Science Israel Ltd.	Israel
AST & Science Iberia, Sociedad Limitada Unipersonal	Spain
AST SpaceMobile UK Limited	United Kingdom
NanoAvionics US LLC	Delaware
NanoAvionika UAB, private limited liability company	Lithuania
NANOAVIONICS UK LTD	United Kingdom